UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 3, 2024

Scholar Rock Holding Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Binney Street, 3rd Floor, Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SRRK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On June 3, 2024, Scholar Rock Holding Corporation (the “Company”) presented new data from its Phase 1 DRAGON proof-of-concept trial of SRK-181 in combination with pembrolizumab in patients with advanced solid tumors in an oral presentation during the American Society of Clinical Oncology (ASCO) 2024 Annual Meeting.

A copy of the press release relating to the ASCO presentation is attached hereto as Exhibit 99.1 and a copy of the ASCO presentation slides are attached hereto as Exhibit 99.2.

On June 4, 2024, the Company will host a conference call at 8:00 am ET to discuss the new data from its Phase 1 DRAGON proof-of-concept trial of SRK-181 in combination with pembrolizumab in patients with advanced solid tumors. The audio of the conference call can be accessed by registering in advance at the following link: https://register.vevent.com/register/BIca0060fe57734207b3fc21ce38d84a63 and a recording of the call and related presentation may be accessed by visiting the Investors & Media section of the Company’s website at http://investors.scholarrock.com.

The information in this report furnished pursuant to Item 7.01 and Exhibits 99.1 and 99.2 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 and Exhibits 99.1 and 99.2 of this report.

Item 8.01. Other Events.

On June 3, 2024, the Company presented new data from its Phase 1 DRAGON proof-of-concept trial of SRK-181 in combination with pembrolizumab in patients with advanced solid tumors which included the following:

Safety data from all cohorts in the dose expansion phase (Part B; n=78 patients; 1500 mg q3w) continued to show SRK-181 was generally well tolerated when used in combination with pembrolizumab. One Grade 4 treatment-related adverse event (AE) of generalized dermatitis exfoliative was observed in one patient. No Grade 5 treatment-related AEs occurred. The only treatment-related serious adverse event related to SRK-181 or pembrolizumab that occurred in at least 2% of patients was pemphigoid. The most common AEs were rash, pruritis, fatigue, and diarrhea.

Encouraging responses were observed in multiple tumor types, continuing to support proof-of-concept for SRK-181. The response was assessed by principal investigators based on RECIST 1.1 for patients across five cohorts: clear cell renal cell carcinoma (ccRCC), head and neck squamous cell carcinoma (HNSCC), melanoma (MEL), urothelial carcinoma (UC), and non-small cell lung cancer (NSCLC). A summary of anti-tumor activity is presented in the table below; results for NSCLC (n=11) are not included because no response was observed.

Summary of Response Rate in Multiple Tumor Types

	ccRCC (n=30)	HNSCC (n=11)	MEL (n=11)	UC (n=11)
Objective response rate (ORR)	7 (23.3%)	2 (18.2%)	3 (27.3%)	1 (9.1%)
Durability of response (DoR); median (range), months	7.7+ (2.5+, 20.9+)	2.2+ (0.1, 4.3+)	4.9 (1.8, 7.1)	12.9 (12.9, 12.9)

Tumor infiltration by CD8+ T-cells was measured in multiple tumor types for which paired biopsy samples (i.e., samples before and after treatment for individual patients) were available. The analysis included patients with ccRCC, melanoma, non-small cell lung cancer (NSCLC), head and neck squamous cell carcinoma (HNSCC) or urothelial carcinoma (UC). In 6 out of 9 paired biopsies analyzed, the combination of SRK-181 and pembrolizumab was associated with an enhanced proinflammatory microenvironment, with activated CD8+ T-cells in responding patients across multiple cohorts and the number of activated T-cells correlating with tumor shrinkage.

Notably, the baseline immune contexture unique to ccRCC amongst the cohorts examined has been identified, predictive of clinical response.

An analysis in ccRCC patients showed a positive correlation between baseline CD8+ infiltration status and response rate, with an increase in ORR from 23.3 to 40%, and an improvement in median durability of response (mDoR) from 7.7 to 9.3 months if enrollment had been limited to patients whose tumors were infiltrated by CD8+ T-cells at baseline.

In addition, an independent analysis showed a positive correlation between elevated regulatory T-cell (Treg) levels in ccRCC patients pre-treatment and response rate, with an increase in ORR from 23.3 to 50% and improvement in mDoR from 7.7 to 9.8 months if enrollment had been limited to patients whose tumors had elevated Treg levels at baseline. Together, these results suggest that baseline CD8+ status and Treg levels should be further investigated as a potential future patient selection strategy, aimed to predict ccRCC patients who are likely to respond to SRK-181 and anti-PD-(L)1 combination therapy.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company on June 3, 2024, furnished hereto.
99.2	Presentation Slides, furnished hereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: June 3, 2024	By:	/s/ Junlin Ho
Junlin Ho
General Counsel and Corporate Secretary